Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-263775 and 333-260254) and Form S-8 (No. 333-261360 and 333-266119) of MoneyLion Inc. of our report dated March 17, 2022, except for the restatement of prior financial statements described in Notes 2, 3, 11, 16 and 18, as to which the date is August 11, 2022, relating to the consolidated financial statements of MoneyLion Inc., appearing in this Annual Report on Form 10-K/A Amendment No. 1 of MoneyLion Inc. for the year ended December 31, 2021.

/s/ RSM US LLP

Austin, Texas

August 11, 2022